Exhibit 99.1

XTI Aerospace Forms Corporate Advisory Board

Michael Tapp Named Advisory Board Chairman

and Senior Advisor

Newly Formed Advisory Board

to Help Evaluate Strategic Opportunities

ENGLEWOOD, Colo., Sept. 11, 2024 /PRNewswire/ -- XTI Aerospace, Inc. (NASDAQ: XTIA) today announced formation of the XTI Corporate Advisory Board and the appointment of Michael Tapp as its Chairman. Mr. Tapp is an operating partner for Palingen Capital, an evergreen holding company that acquires lower middle market businesses from legacy-minded owners. Mr. Tapp will also serve as a Senior Advisor to the Company.

“We have begun an exciting new phase in the growth of XTI Aerospace and we have determined that it is time to evaluate our strategic opportunities to best capitalize on strong demand for the TriFan 600 from industry incumbents,” said Scott Pomeroy, Chairman and CEO of XTI. “We believe there is a disconnect between the value of XTI’s current stock price and the valuations that have been ascribed to XTI by multiple, credible private parties and Michael Tapp will provide guidance to our Board of Directors through the XTI Corporate Advisory Board as we evaluate our strategic pathways.”

“XTI innovations represent an inflection point in private regional, medical and military aviation, and I am excited to be part of the team behind it,” commented Michael Tapp, newly appointed Chairman of the XTI Corporate Advisory Board and Senior Advisor to XTI. “I have been tasked with assembling a team of key leaders across the industries that demand the capabilities of the TriFan 600 who will provide insights as we advise the XTI Board of Directors in evaluating its corporate direction as XTI enters the next development phase in furtherance of commercialization.”

Mr. Tapp is an operating partner for Palingen Capital and has served in a similar role for HBC Investments, a private equity firm, after almost a decade of leadership roles at Interstate Battery. While at Interstate, he was an officer on the senior executive team, the President of Interstate’s multi-unit franchise system, and the President of Interstate’s industrial power management business. He also has contributed to the Investment Committee of the SBoTX Foundation as well as to the boards of directors and corporate advisory boards of several growth stage companies with international footprints.

Before joining Interstate, Mr. Tapp held senior executive roles at both operating and private equity organizations while serving on the Executive Committee of the Center for New Ventures and Entrepreneurship at Texas A&M University’s Mays School of Business.

Mr. Tapp is an active member of the Young Presidents’ Organization (YPO) and the National Association of Corporate Directors (NACD).

About XTI Aerospace, Inc.

XTI Aerospace (XTIAerospace.com) (NASDAQ: XTIA) is the parent company of XTI Aircraft Company, an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, speeds of up to 345 mph and a range of approximately 700 miles, creating an entirely new category – the vertical lift crossover airplane (VLCA). Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in real-time location systems (RTLS) technology with customers around the world who use the company's location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety.

For more information about XTI Aerospace, please visit XTIAerospace.com, and follow the company on LinkedIn, X, and YouTube.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this press release, including without limitation, statements about the products under development by XTI, the advantages of XTI's technology, and XTI’s customers, plans and strategies are forward-looking statements.

Some of these forward-looking statements can be identified by the use of forward-looking words, including "believe," "continue," "could," “would,” “will,” "estimate," "expect," "intend," "plan," "target," "projects," or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI Aerospace and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations, which include, but are not limited to, the process in which XTI engages to evaluate strategic opportunities; the terms, timing, structure, benefits and costs of any [strategic opportunity] and whether one will be consummated at all; the impact of any [strategic opportunity] on the Company; and the risk that XTI’s conditional pre-orders are canceled, modified, delayed or not placed and that XTI must return the refundable deposits. XTI undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on April 16, 2024, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:

Email: contact@xtiaerospace.com

Web: https://xtiaerospace.com/contact

Investor Relations:

Crescendo Communications

Tel: +1 212-671-1020

Email: XTIA@crescendo-ir.com